Exhibit 21.1

PAETEC Holding Corp. Subsidiaries Following the Merger

Subsidiary	State of Incorporation or Organization
PAETEC Corp.	Delaware
PaeTec Communications, Inc.	Delaware
PaeTec Communications of Virginia, Inc.	Virginia
PaeTec Capital Corp.	Delaware
PaeTec Integrated Solutions Group, Inc.	Delaware
PAETEC Software Corp.	New York
PaeTec Communications, Inc. Political Action Committee	Delaware

US LEC Corp.	Delaware
US LEC Communications Inc.	North Carolina
US LEC of Alabama Inc.	North Carolina
US LEC of Florida Inc.	North Carolina
US LEC of North Carolina Inc.	North Carolina
US LEC of Georgia Inc.	Delaware
US LEC of Tennessee Inc.	Delaware
US LEC of South Carolina Inc.	Delaware
US LEC of Maryland Inc.	North Carolina
US LEC of Pennsylvania Inc.	North Carolina
US LEC of Virginia L.L.C.	Delaware
US LEC iTel L.L.C.	North Carolina
US LEC of New York Inc.	North Carolina